Exhibit 97
TRANSALTA CORPORATION
EXECUTIVE COMPENSATION CLAWBACK POLICY
Introduction
In accordance with the applicable rules of The New York Stock Exchange Listed Company Manual (the “Listing Standards”), Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board of Directors (the “Board”) of TransAlta Corporation (the “Company”) has adopted this Policy (the “Policy”) to provide for the recoupment of erroneously awarded incentive-based compensation from Covered Executives (as defined below) in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under applicable securities laws. This Policy does not supercede, limit or replace Policy 501: Compensation Clawback, which pertains to the clawback of variable compensation in circumstances of gross negligence, intentional misconduct, fraud or other serious misconduct and is appended hereto as Schedule A, as may be amended or restated from time to time.
Administration
The Board has delegated administration of this Policy to the Human Resources Committee of the Board (the “Committee”). Any determinations made by the Committee shall be final and binding on all affected individuals. If the Committee is not composed entirely of independent directors, a majority of independent directors serving on the Board may be delegated authority to administer this Policy, including any determination as to the amount of any excess Incentive Compensation paid to the Covered Executives (as such terms are defined below).
Covered Executives
This Policy applies to the Company's current and former executive officers, as determined by the Committee in accordance with Section 10D of the Exchange Act and the Listing Standards, and such other senior executives or employees who may from time to time be deemed subject to the Policy by the Committee (“Covered Executives”). The following are examples of persons who may be deemed executive officers:
•President and Chief Executive Officer;
•Chief Financial Officer or principal financial officer;
•Principal accounting officer or controller;
•Any vice president in charge of a principal business unit, division or function, such as sales administration or finance;
•Any other officer who performs a policy-making function; and
•Any other person (such as an executive officer of a subsidiary or parent entity) who performs similar policy-making functions for the company.

Recoupment; Accounting Restatement
For purposes of this Policy, Accounting Restatement means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
In the event of an Accounting Restatement, the Committee will require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. However, no reimbursement or forfeiture will apply to Incentive Compensation received by a Covered Executive before such Covered Executive began providing services as a Covered Executive.
Incentive Compensation
For purposes of this Policy, Incentive Compensation means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of such Incentive Compensation occurs after the end of that period. The following are examples of Incentive Compensation that may be based on a Financial Reporting Measure:
•annual bonuses and other short- and long-term incentives;
•stock options;
•restricted share units;
•performance share units; or
•share appreciation rights.
A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities Exchange Commission. Examples of Financial Reporting Measures may include:
•Company share price;
•total shareholder return;
•revenues;
•net income;
•earnings before interest, taxes, depreciation, and amortization (EBITDA);
•funds from operations;
•liquidity measures such as working capital or operating cash flow;
•return measures such as return on invested capital or return on assets; or
•earnings measures such as earnings per share.
Excess Incentive Compensation: Amount Subject to Recovery
The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered

Executive had it been based on the restated results, as determined by the Committee. If the Committee cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement. The Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to the NYSE.
Method of Recoupment
Upon determining the excess of the Incentive Compensation paid to the Covered Executive, the Committee shall promptly notify the Covered Executive by providing written notice containing the amount of the excess of the Incentive Compensation and a demand for repayment or return of such compensation. The Committee will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:
•requiring reimbursement of cash Incentive Compensation previously paid;
•seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
•offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
•cancelling outstanding vested or unvested equity awards; and
•taking any other remedial and recovery action permitted by law, as determined by the Committee.
No Indemnification
The Company shall not be permitted to insure or indemnify any Covered Executives against (i) the loss of any incorrectly awarded Incentive Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy.
Interpretation
The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company's securities are listed.
Effective Date
This Policy has been adopted by the Committee effective as of December 1, 2023 (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.
Amendment; Termination
The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect further regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act or rules or interpretations promulgated thereunder and to comply with any Listing Standards. The Committee may terminate this Policy at any time.

Other Recoupment Rights
The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. This Policy does not supercede, limit or replace Policy 501: Compensation Clawback, which pertains to the clawback of variable compensation in circumstances of gross negligence, intentional misconduct, fraud or other serious misconduct and is appended hereto as Schedule A, as may be amended or restated from time to time.
Impracticability
The Committee shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Committee in accordance with Rule 10D-1 of the Exchange Act and the Listing Standards, and any of the following conditions are met:
•the Committee has determined that the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before making this determination, the Company must make a reasonable attempt to recover the excess Incentive Compensation, documented such attempt(s) and provided such documentation to the NYSE;
•recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of excess Incentive Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation and a copy of the opinion is provided to NYSE; or
•recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.
Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
Exhibit Filing Requirement
A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report and the Company shall file all disclosures with respect to this Policy required by applicable U.S. Securities and Exchange Commission (“SEC”) filings and rules.

Schedule A
Policy 501: Compensation Clawback
Policy Applies to TransAlta Corporation and all its Subsidiaries
INTRODUCTION
This policy outlines the clawback policy to provide substantially for the reimbursement of compensation in cases where an executive has engaged in wrongdoing or in the case of restatement of financial statements.
APPLICATION
Applies to all variable compensation.
POLICY
The Board has the discretion to seek reimbursement for compensation awarded, and/or cancel unvested incentive awards, and/or claw back vested, and/or paid incentive awards, as applicable, in situations where the board determines the executive engaged in gross negligence, intentional misconduct, fraud or other serious misconduct (which includes, but is not limited to, dishonesty or a breach of company policy to the material detriment of the Company's business or reputation and any conduct that would qualify as cause for termination of employment at common law) irrespective of whether there was a financial restatement.